Exhibit 99.1

OSI Systems Reports Second Quarter Fiscal 2016 Financial Results

HAWTHORNE, Calif.--(BUSINESS WIRE)--January 27, 2016--OSI Systems, Inc. (NASDAQ: OSIS) today announced financial results for the fiscal quarter ended December 31, 2015.

“We entered fiscal 2016 with expectations of a challenging first half followed by a stronger second half. Though this is turning out to be true, the challenges associated with the global economy proved to be greater than anticipated leading to disappointing first half financial results. Despite this, we are encouraged by our strong first half bookings, which we believe positions us to rebound nicely in the second half of fiscal 2016,” said Deepak Chopra, OSI Systems’ Chairman and CEO.

The Company reported revenues of $197 million for the second quarter of fiscal 2016, a decrease of 23% as compared to the same period a year ago. Net income for the second quarter of fiscal 2016 was $0.1 million, or $0.01 per diluted share, compared to net income of $18.2 million, or $0.89 per diluted share, for the second quarter of fiscal 2015. Excluding the impact of impairment, restructuring and other charges, net income for the second quarter of fiscal 2016 would have been $8.1 million, or $0.40 per diluted share, compared to net income of $19.7 million, or $0.96 per diluted share, for the comparable quarter of the prior year.

For the six months ended December 31, 2015, the Company reported revenues of $397 million, a decrease of 17% as compared to the same period a year ago. Net income in this period was $10.9 million, or $0.53 per diluted share, compared to net income of $29.5 million, or $1.44 per diluted share, in the same period a year ago. Excluding the impact of impairment, restructuring and other charges, net income for the six months ended December 31, 2015 would have been $19.0 million, or $0.93 per diluted share, compared to net income of $31.5 million, or $1.54 per diluted share, for the comparable period in the prior year.

As of December 31, 2015, the Company’s backlog was approximately $695 million. During the second fiscal quarter, cash flow used in operations was $5.3 million.

Mr. Chopra stated, “As expected, our Optoelectronics and Manufacturing division sales decreased year over year. However, operational improvements, together with a more favorable product mix and a migration to more profitable customers, resulted in a 9.4% operating margin, excluding the impact of impairment, restructuring and other charges. This represented our fifth consecutive quarter of year-over-year operating margin expansion.”

Mr. Chopra continued, “During the second quarter of the prior fiscal year, our Security division revenues included approximately $39 million from a Foreign Military Sale to the U.S. Department of Defense for use in Iraq, creating a difficult comparison for the current fiscal year. Our fiscal 2016 second quarter results were further impacted by the deferral of revenue recognition for equipment shipped during the quarter. As a result, we began the process of streamlining certain functions in the Security division. Actions already completed are expected to result in approximately $6 million of annual cost savings with further opportunities being considered. Security division bookings in the first half were up 272% over the prior year. These bookings, together with the ramp up of our turnkey program in Albania and a solid pipeline of opportunities, position the division well for a strong second half weighted to the fourth quarter based upon the anticipated timing of converting our backlog and opportunities into revenue.”

Mr. Chopra concluded, “During the second quarter, our Healthcare division sales were well below expectations. A variety of factors contributed to the performance. Management changes are in process to ensure we have the right leadership in place in our Healthcare division. Based upon a detailed review of our funnel of opportunities and product portfolio, we are optimistic that our Healthcare division sales will rebound during the second half of the fiscal year.”

Fiscal Year 2016 Outlook

Based on the information known as of today, the Company’s updated current fiscal 2016 sales guidance is $900 million - $945 million and earnings guidance is $2.95 to $3.20 per diluted share, excluding the impact of impairment, restructuring and other charges. Actual sales and diluted EPS could vary from this guidance including as a result of the matters discussed under the “Forward-Looking Statements” section.

Conference Call Information

OSI Systems, Inc. will host a conference call and simultaneous webcast over the Internet beginning at 1:30pm PT (4:30pm ET), today to discuss its results for the second quarter of fiscal 2016. To listen, please visit the investor relations section of the OSI Systems website, http://investors.osi-systems.com/index.cfm and follow the link that will be posted on the front page. A replay of the webcast will be available shortly after the conclusion of the conference call until February 12, 2016. The replay can either be accessed through the Company’s website, www.osi-systems.com, or by telephonic replay by calling 1-855-859-2056 and entering the conference call identification number '35653465’ when prompted for the replay code.

About OSI Systems, Inc.

OSI Systems, Inc. is a vertically integrated designer and manufacturer of specialized electronic systems and components for critical applications. The Company sells its products and provides related services in diversified markets, including homeland security, healthcare, defense and aerospace. The Company has more than 30 years of experience in electronics engineering and manufacturing and maintains offices and production facilities in more than a dozen countries. The Company implements a strategy of expansion by leveraging its electronics and contract manufacturing capabilities into selective end product markets through organic growth and acquisitions. For more information on OSI Systems, Inc. or any of its subsidiary companies, visit www.osi-systems.com. News Filter: OSIS-E

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements relate to the Company's current expectations, beliefs, projections and similar expressions concerning matters that are not historical facts and are not guarantees of future performance. Forward-looking statements involve uncertainties, risks, assumptions and contingencies, many of which are outside the Company's control and which may cause actual results to differ materially from those described in or implied by any forward-looking statement. Forward-looking statements include, but are not limited to, information provided regarding expected revenues, earnings and growth in fiscal 2016. In addition, the Company could be exposed to a variety of negative consequences as a result of delays related to the award of domestic and international contracts; delays in customer programs; delays in revenue recognition related to the timing of customer acceptance; unanticipated impacts of sequestration and other provisions of the Budget Control Act of 2011 as modified by the Bipartisan Budget Act of 2013; changes in domestic and foreign government spending, budgetary, procurement and trade policies adverse to the Company's businesses; unfavorable currency exchange rate fluctuations; market acceptance of the Company's new and existing technologies, products and services; the Company's ability to win new business and convert any orders received to sales within the fiscal year in accordance with the Company's operating plan; enforcement actions in respect of any noncompliance with laws and regulations including export control and environmental regulations and the matters that are the subject of some or all of the Company's ongoing investigations and compliance reviews; contract and regulatory compliance matters, and actions, if brought, resulting in judgments, settlements, fines, injunctions, debarment or penalties, as well as other risks and uncertainties, including but not limited to those detailed herein and from time to time in the Company's Securities and Exchange Commission filings which could have a material and adverse impact on the Company's business, financial condition and results of operations. For additional information on these and other factors that could cause the Company's future results to differ materially from any forward-looking statements, see the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2015 and other risks described in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. All forward-looking statements are based on currently available information and speak only as of the date on which they are made. The Company assumes no obligation to update any forward-looking statement made in this press release that becomes untrue because of subsequent events, new information or otherwise, except to the extent it is required to do so in connection with requirements under federal securities laws.

OSI SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2014	2015	2014	2015
Revenues	$257,829	$197,339	$476,226	$397,389
Cost of goods sold	168,555	129,275	312,710	261,354
Gross profit	89,274	68,064	163,516	136,035
Operating expenses:
Selling, general and administrative	47,894	43,141	92,076	83,534
Research and development	13,240	13,045	25,910	24,926
Impairment, restructuring and other charges	2,079	11,097	2,805	11,097
Total operating expenses	63,213	67,283	120,791	119,557
Income from operations	26,061	781	42,725	16,478
Interest expense and other, net	(832)	(623)	(1,696)	(1,417)
Income before income taxes	25,229	158	41,029	15,061
Provision for income taxes	6,988	50	11,539	4,148
Net income	$18,241	$108	$29,490	$10,913

Diluted earnings per share	$0.89	$0.01	$1.44	$0.53
Weighted average shares outstanding – diluted	20,487	20,386	20,506	20,427

CONSOLIDATED BALANCE SHEETS
(in thousands)
	June 30, 2015	December 31, 2015 (Unaudited)
Assets
Cash and cash equivalents	$47,593	$79,789
Accounts receivable, net	178,519	157,799
Inventories	230,421	280,600
Other current assets	84,988	89,252
Total current assets	541,521	607,440
Non-current assets	438,153	402,951
Total Assets	$979,674	$1,010,391

Liabilities and Stockholders' Equity
Bank lines of credit	$--	$55,000
Current portion of long-term debt	2,801	2,752
Accounts payable and accrued expenses	114,525	122,960
Deferred revenues	47,787	36,609
Other current liabilities	84,168	88,294
Total current liabilities	249,281	305,615
Long-term debt	8,556	7,257
Deferred income taxes	65,435	65,582
Other long-term liabilities	74,623	64,329
Total liabilities	397,895	442,783
Total stockholders’ equity	581,779	567,608
Total Liabilities and Stockholders’ Equity	$979,674	$1,010,391

SEGMENT INFORMATION
(in thousands)
(unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2014	2015	2014	2015
Revenues – by Segment:
Security division	$37,005	$93,720	$250,444	$90,130
Healthcare division	69,493	55,548	117,327	107,013
Optoelectronics and Manufacturing division (including intersegment revenues)	65,535	60,560	134,621	123,108
Intersegment revenues eliminations	(14,204)	(12,489)	(26,166)	(22,862)
Total	$257,829	$197,339	$476,226	$397,389

Operating income (loss) – by Segment:
Security division (1)	$20,401	$2,534	$37,660	$15,169
Healthcare division (2)	7,489	3,380	7,551	6,318
Optoelectronics and Manufacturing division (3)	4,366	3,192	8,693	8,753
Corporate (4)	(5,733)	(7,903)	(10,250)	(13,105)
Eliminations	(462)	(422)	(929)	(657)
Total	$26,061	$781	$42,725	$16,478

(1)	Includes impairment, restructuring and other charges of $1.7 million and $1.8 million for the three and six months ended December 31, 2014, respectively, and $6.3 million for the three and six months ended December 31, 2015, respectively.
(2)	Includes impairment, restructuring and other charges of $0.1 million and $0.2 million for the three and six months ended December 31, 2014, respectively.
(3)	Includes impairment, restructuring and other charges of $0.1 million and $0.2 million for the three months and six months ended December 31, 2014, respectively, and $2.5 million for the three and six months ended December 31, 2015, respectively.
(4)	Includes impairment, restructuring and other charges of $0.2 million and $0.6 million for the three months and six months ended December 31, 2014, respectively, and $2.3 million for both the three and six months ended December 31, 2015.

Reconciliation of GAAP to Non-GAAP
(in thousands, except earnings per share data)
(unaudited)

	Three Months Ended December 31,				Six Months Ended December 31,
	2014		2015		2014		2015
	Net income	EPS	Net income	EPS	Net income	EPS	Net income	EPS*
GAAP basis	$18,241	$0.89	$108	$0.01	$29,490	$1.44	$10,913	$0.53

Impairment, restructuring and other charges, net of tax	1,503	0.07	8,041	0.39	2,016	0.10	8,041	0.39

Non-GAAP basis	$19,744	$0.96	$8,149	$0.40	$31,506	$1.54	$18,954	$0.93

*	Due to rounding, the GAAP basis EPS of $0.53 plus the add-back EPS of $0.39 equals $0.93.

CONTACT:
OSI Systems, Inc.
Ajay Vashishat
Vice President, Business Development
Tel: (310) 349-2237
avashishat@osi-systems.com